Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2007 Financial Results

San Diego, CA, February 27, 2008 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Total revenues in the fourth quarter of 2007 were $4.6 million, compared to $4.7 million in the fourth quarter of 2006. Total revenues in the full year ended December 31, 2007 were $19.3 million, compared to $30.6 million in the full year ended December 31, 2006, which included a $5.0 million milestone earned under Arena’s collaboration with Ortho-McNeil Pharmaceutical, Inc. and a $4.0 million milestone earned under Arena’s collaboration with Merck & Co., Inc. Arena reported a net loss allocable to common stockholders in the fourth quarter of 2007 of $40.9 million, or $0.60 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2007 of $145.3 million, or $2.31 per share. This compares with a net loss allocable to common stockholders in the fourth quarter of 2006 of $36.4 million, or $0.73 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2006 of $88.3 million, or $1.89 per share.

“In 2007 we continued our focus on innovative R&D and achieved several important clinical milestones, including the positive lorcaserin month-six ESMB review, positive APD125 Phase 2a data and positive APD791 Phase 1a data,” stated Jack Lief, Arena’s President and Chief Executive Officer. “In 2008 we will continue to advance our pipeline and R&D efforts, both independently and with our partners. We look forward to the lorcaserin month-12 ESMB review in March and to achieving other important milestones in the coming months.”

Research and development expenses totaled $40.7 million in the fourth quarter of 2007, compared to $38.1 million in the fourth quarter of 2006. Research and development expenses totaled $149.5 million in the full year ended December 31, 2007, compared to $103.4 million in the full year ended December 31, 2006. The increase in research and development expenses in 2007 over 2006 is primarily attributable to clinical development costs for Arena’s Phase 3 clinical program for lorcaserin, its drug candidate for the treatment of obesity, and a Phase 2a clinical trial of APD125, its drug candidate for the treatment of insomnia, as well as an increase in the number of its research and development personnel. Research and development expenses in 2007 included $4.2 million in non-cash, share-based compensation expense, compared to $2.9 million in 2006. General and administrative expenses totaled $6.9 million in the fourth quarter of 2007, compared to $5.2 million in the fourth quarter of 2006. General and administrative expenses totaled $26.6 million in the full year ended December 31, 2007, compared to $18.5 million in the full year ended December 31, 2006. The increase in general and administrative expenses in 2007 over 2006 is primarily attributable to an increase in Arena’s general and administrative personnel and non-cash, share-based compensation expense, as well as costs related to Arena’s growing and maturing patent portfolio. General and administrative expenses in 2007 included $4.6 million in non-cash, share-based compensation expense, compared to $2.1 million in

2006. Total patent costs, including patent costs related to partnered programs, were $6.4 million in the full year ended December 31, 2007, compared to $4.5 million in the full year ended December 31, 2006.

Cash, cash equivalents and short-term investments totaled $398.2 million at December 31, 2007, and included net proceeds of $103.2 million from a public offering completed in November 2007. Approximately 72.3 million shares of Arena’s common stock were outstanding at December 31, 2007.

Arena’s 2007 Highlights

•        Initiated BLOSSOM and BLOOM-DM, the second and third Phase 3 pivotal trials evaluating the efficacy and safety of Arena’s lead drug candidate, lorcaserin hydrochloride, or lorcaserin, for the treatment of obesity. These one-year, double-blind, randomized and placebo-controlled trials are expected to collectively enroll approximately 3,750 overweight and obese patients. Consistent with Arena’s proposal, the US Food and Drug Administration, or FDA, has allowed Arena to eliminate the requirement to perform echocardiographic testing prior to enrolling patients in both BLOSSOM and BLOOM-DM. This is different from the design of BLOOM, the initial lorcaserin pivotal study, in which echocardiography was used to screen for patients with FDA-defined valvulopathy, and certain other echocardiographic abnormalities, and exclude those patients from enrolling in the trial.

•        Completed a public offering of 11.0 million shares of common stock at $9.91 per share, resulting in net proceeds to Arena of approximately $103.2 million.

•        Announced positive preliminary results from Arena’s Phase 2a clinical trial of APD125 in patients with chronic insomnia. In this Phase 2a clinical trial, APD125 significantly improved endpoints measuring improvements in sleep maintenance with no observations of next day cognitive impairment.

•        Reported that an independent Echocardiographic Safety Monitoring Board found no reason to stop the ongoing pivotal Phase 3 lorcaserin BLOOM trial following a planned review of unblinded echocardiograms performed after patients completed six months of dosing in the trial. The review confirmed that differences, if any, in the rates of FDA-defined valvulopathy in patients treated with lorcaserin and in the control group did not meet predetermined stopping criteria. The review also confirmed that the rate of FDA-defined valvulopathy in the placebo group is consistent with Arena’s statistical powering assumptions used in the design of the pivotal trial program to monitor patients for any increased risk of developing valvulopathy.

•         Completed the sale to an affiliate of BioMed Realty Trust, Inc., or BioMed, of three properties owned and occupied by Arena and the assignment to BioMed of an option to purchase a fourth property currently leased and primarily occupied by Arena. Arena received net proceeds of $48.5 million for the properties and the purchase option. Concurrently with the closing of the transaction, Arena leased back the three properties sold to BioMed under leases with 20-year terms and two consecutive options to extend such terms for five years each. As part of the transaction, Arena also retained the option to purchase from BioMed all the properties included in the transaction on the 10th, 15th or 20th anniversary of the execution date of the leases.

•         Completed patient enrollment in the BLOOM trial, a double-blind, randomized and placebo-controlled trial that enrolled over 3,100 patients at approximately 100 sites in the United States.

Arena’s 2008 Highlights to Date

•         Announced the initiation of a Phase 1 clinical trial of a second generation oral niacin receptor agonist intended for the treatment of atherosclerosis under Arena’s partnership with Merck.

•        Entered into strategic cooperation agreements with Siegfried Ltd that are primarily related to the manufacturing of lorcaserin, which is expected to be necessary for Arena’s planned New Drug Application submission to the FDA and for commercialization of lorcaserin after regulatory marketing approval. The agreements included a long-term supply agreement for Arena’s purchase of lorcaserin active pharmaceutical ingredient, or API, the purchase of certain finishing facility assets and technology, including fixtures, equipment, other personal property and real estate assets, a contract manufacturing agreement whereby Arena will manufacture certain products for Siegfried, and a services agreement.

•         Reported positive Phase 1a clinical trial results of APD791, Arena’s oral, internally discovered drug candidate intended for the treatment and prevention of arterial thromboembolic diseases, and initiated a Phase 1b clinical trial to further evaluate this drug candidate.

•         Announced that initial clinical trial results for APD668, an oral drug candidate discovered by Arena and investigated for the treatment of type 2 diabetes under its partnership with Ortho-McNeil, suggest that the Glucose-Dependent Insulinotropic Receptor, or GDIR, may improve glucose control in patients with type 2 diabetes. Based on the data from those studies, Ortho-McNeil put APD668 on hold and has advanced a potentially more potent Arena-discovered GDIR agonist into preclinical development.

Outlook for 2008

Arena expects to use cash, cash equivalents and short-term investments of approximately $190 to $210 million for its operating activities in 2008 and approximately $38 to $44 million for capital expenditures, which includes the cash payable at closing for the acquisition from Siegfried Ltd of a drug product finishing facility and related assets, which closed in January 2008. This assumes that Arena, and not a partner, continues to advance and fund its planned 2008 clinical trials for lorcaserin, APD125 and APD791. It also assumes continued progress with Arena’s earlier stage programs. Arena expects to end 2008 with approximately $160 million in cash, cash equivalents and short-term investments and assumes common stock will be issued in connection with the conversion or redemption of outstanding shares of its series B redeemable convertible preferred stock, including any that may be redeemed on the series B-1’s December 2008 mandatory redemption date. If Arena partners any of its later stage programs, it would expect that its year-end cash, cash equivalents and short-term investments would be higher.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2007 financial results and to provide 2008 financial guidance and a corporate update today, Wednesday, February 27, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.356.4281 for domestic callers and 617.597.5395 for international callers. Please specify to the operator that you would like to join the “Arena Fourth Quarter 2007 and Full Year Earnings Call.” The participant code for the call is 19957700. The conference call will be webcast live under the investor relations section of Arena’s website at

www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through May 2008:

•         Cowen 28th Annual Health Care Conference, March 17-20, 2008, Boston, Massachusetts

•         Lehman Brothers Eleventh Annual Global Healthcare Conference, March 18-20, 2008, Miami, Florida

•         8th Annual Fortis Biotechnology Conference, April 3, 2008, London, England

•         2008 Morgan Stanley Global Healthcare Unplugged Conference, April 30-May 2, 2008, Key Biscayne, Florida

•         Deutsche Bank 33rd Annual Health Care Conference, May 5-7, 2008, Boston, Massachusetts

•         Bank of America 2008 Health Care Conference, May 13-15, 2008, Las Vegas, Nevada

•         Rodman & Renshaw 5th Annual Global Healthcare Conference, May 19-20, 2008, Monte Carlo, Monaco

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated independently and with its partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the significance of 2007 events and activities; expected 2008 events and activities; upcoming milestones, including the timing of the month-12 ESMB review of lorcaserin, and the importance of such milestones; the protocol, design, scope, enrollment and other aspects of current and planned clinical trials and other studies of Arena’s or its collaborators’ product candidates and compounds; the tolerability, side effects, efficacy and potential of Arena’s or its collaborators’ product candidates and compounds; the advancement of Arena’s R&D efforts; the advancement and content of Arena’s pipeline; Arena’s collaborations, including expected activities thereunder; expectations relating to the agreements and Arena’s relationship with Siegfried; lorcaserin’s development, FDA submission and commercialization; financial guidance and assumptions, including relating to partnering and its series B preferred stock; and other statements about Arena’s vision, outlook, strategy, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, planned clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, the timing and receipt of payments and fees, if any, from Arena’s collaborators, and Arena’s ability to redeem with common stock any outstanding shares of its series B preferred stock. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(Note)
Revenues
Total revenues	$4,569	$4,699	$19,332	$30,569

Expenses
Research and development	40,690	38,095	149,524	103,388
General and administrative	6,923	5,228	26,571	18,466
Amortization of acquired technology	384	384	1,537	1,537
Total expenses	47,997	43,707	177,632	123,391
Interest and other income, net	3,042	3,119	15,134	6,574
Net loss	(40,386)	(35,889)	(143,166)	(86,248)
Dividends on redeemable convertible preferred stock	(540)	(520)	(2,114)	(2,031)
Net loss allocable to common stockholders	$(40,926)	$(36,409)	$(145,280)	$(88,279)

Net loss per share allocable to common stockholders, basic and diluted	$(0.60)	$(0.73)	$(2.31)	$(1.89)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	68,409	50,108	62,783	46,751

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the periods indicated.

Condensed Consolidated Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2007	2006
	(Note)
Assets
Cash, cash equivalents and short-term investments	$398,185	$388,825
Accounts receivable	1,901	310
Other current assets	9,162	10,551
Land, property and equipment, net	65,940	56,500
Acquired technology and other non-current assets	12,318	12,279
Total assets	$487,506	$468,465
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and accrued compensation	$30,058	$22,947
Total deferred revenues	4,049	13,054
Total lease financing obligations and other long-term liabilities	63,100	14,541
Redeemable convertible preferred stock	53,922	51,808
Total stockholders’ equity	336,377	366,115
Total liabilities and stockholders’ equity	$487,506	$468,465

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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